STOCK PURCHASE AGREEMENT

This Agreement is made and entered into as of June 15, 2007, between Fine Lake International Limited, (hereinafter referred to as "Buyer"), a company organized under the laws of the British Virgin Islands and a wholly owned subsidiary of China Water and Drinks Inc., a Nevada corporation (hereinafter referred to as “CWD”), CWD and Peter Ng (“Mr. Eng”) and Connie Leung (“Ms. Leung”), the shareholders (hereinafter referred to jointly as “Sellers” and individually as a “Seller”) of Pilpol (HK) Biological Limited, a Hong Kong company (hereinafter referred to as “Pilpol” or the “Company”) that owns and operates Nanning Taoda Drink Company Limited, a PRC company (“Nanning”) that is a bottled water production company located at Nanning City (Guangxi Province) of the People’s Republic of China .

WITNESSETH:

WHEREAS, Mr. Ng is the owner of 70% of the issued and outstanding equity of the Company (the “Ng Shares”), Ms. Leung is the owner of 30% of the issued and outstanding equity of the Company (the “Leung Shares”) and the Sellers, together, are the owners of 100.0% of the issued and outstanding equity (the “Shares”) of the Company; and

WHEREAS, each of the Sellers wishes to sell to the Buyer, and the Buyer wishes to purchase from each of the Sellers, the Shares, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Buyer and each of the Sellers hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01  Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Buyer” has the meaning specified in the recitals to this Agreement.

“Company” has the meaning specified in the recitals to this Agreement.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“CWD” has the meaning specified in the recitals to this Agreement.

“CWD Common Stock” means the common stock, par value $0.001 per share of CWD.

“Encumbrance” means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

“Leung Shares” has the meaning specified in the recitals to this Agreement.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or un-matured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Material Adverse Effect” means any circumstance, change in, or effect on the business of the Company or Nanning that, individually or in the aggregate with any other circumstances, changes in, or effects on, the business of the Company or Nanning: (a) is, or could be, materially adverse to the business, operations, assets or Liabilities, employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Company or Nanning or (b) could adversely affect the ability of the Buyer or the Company or Nanning to operate or conduct any lawful business.

“Mr. Ng” has the meaning specified in the recitals to this Agreement.

“Ms. Leung” has the meaning specified in the recitals to this Agreement.

“Nanning” has the meaning specified in the recitals to this Agreement.

“Ng Shares” has the meaning specified in the recitals to this Agreement.

“PCAOB” means the Public Company Accounting Oversight Board.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Purchase Price” has the meaning specified in Section 2.02.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of May 31, 2007 by and among CWD and the investors parties thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” have the respective meanings specified in the recitals to this Agreement.

“Shares” has the meaning specified in the recitals to this Agreement.

ARTICLE II

PURCHASE AND SALE OF THE SHARES

SECTION 2.01  Shares being Sold. Subject to the terms and conditions of this Agreement, the Sellers shall sell to the Buyer, and the Buyer shall purchase from the Sellers, free and clear of any Encumbrance, the Shares. Mr. Ng hereby represents and warrants to the Buyer that the Ng Shares constitute 70% of the Company’s outstanding equity. Ms. Leung hereby represents and warrants to the Buyer that the Leung Shares constitute 30% of the Company’s outstanding equity. The Sellers hereby represent and warrant to the Buyer that the Shares constitute 100.0% of the Company’s outstanding equity.

SECTION 2.02  Purchase Price. In consideration for the purchase of the Shares, the Buyer shall pay to the Sellers the lesser of (i) US$11,780,000 and (ii) four times the Company’s net income after tax for the year ended December 31, 2006 based on the audited financials statements of the Company for its fiscal year ended December 31, 2006 (the “2006 Financial Statements”) as provided for in Section 2.08 hereof (the “Purchase Price”). The Purchase Price shall consist of cash (the “Cash Consideration”) as described in Section 2.03 hereof and stock (the “Stock Consideration”) as described in Section 2.04 hereof. The Sellers agree that 70% of the Deposit (as hereinafter defined), 70% of the Cash Consideration and 70% of the Stock Consideration shall be paid to Mr. Ng and that 30% of the Deposit, 30% of the Cash Consideration and 30% of the Stock Consideration shall be paid to Ms. Leung.

SECTION 2.03  Cash Consideration. Within 15 days of the date hereof, Buyer shall pay the Sellers a deposit in cash equal to US$300,000 (the “Deposit”) and within 15 business days after Buyer has been provided with the 2006 Financial Statements, Buyer shall pay Sellers an amount in cash equal to 50% of the Purchase Price less the Deposit.

SECTION 2.04  Stock Consideration; Lock-up. On the 90th day following the effective date of the initial registration statement to be filed by CWD pursuant to the Registration Rights Agreement (the “Stock Consideration Payment Date”), CWD shall issue to the Sellers and Buyer shall deliver to the Sellers such number of shares of CWD Common Stock determined by dividing the amount which is 50% of the Purchase Price by the average closing price of CWD Common Stock as quoted by the Over-the-Counter Bulletin Board for the 30 days immediately preceding the Stock Consideration Payment Date (the “Average Stock Price”); provided that notwithstanding the foregoing, in the event that the Average Stock Price is less than $2.00 per shares, the Stock Consideration shall be determined based on an Average Stock Price of $2.00 per share. Each of the Sellers hereby agrees that such Seller hall not sell, transfer or otherwise dispose of any of the shares of CWD Common Stock comprising the Stock Consideration and delivered to such Seller pursuant to this Section 2.04 for a period of two years following the Stock Consideration Payment Date.

SECTION 2.05  Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date of signing of this Agreement.

SECTION 2.06  Delivery by the Sellers. At the Closing, the Sellers shall deliver to the Buyer certificates representing the Shares together with appropriate executed stock powers to transfer the Shares to the Buyer.

SECTION 2.07  Delivery of Cash Consideration and Stock Consideration. The Sellers and the Buyer agree that deliveries of the Deposit, the Stock Consideration and the Cash Consideration shall be made to the Sellers at the addresses provided to the Buyer by the Sellers in writing in advance of the date on which such payments are required to be made hereunder.

SECTION 2.08  2006 Financial Statements. The 2006 Financial Statements of the Company shall be audited by an accounting firm registered with PCAOB and should be in conformity with GAAP.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

As an inducement to the Buyer to enter into this Agreement, each of the Sellers hereby represents and warrants to the Buyer as follows:

SECTION 3.01  Authority of the Sellers. Such Seller has full power and authority to enter into this Agreement and to perform such Seller’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller and constitutes a valid and legally binding obligation of such Seller enforceable against such Seller in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles.

SECTION 3.02  Title to the Shares, etc. Mr. Ng has good and marketable title to the Ng Shares, free and clear of any Encumbrance. Ms. Leung has good and marketable title to the Leung Shares, free and clear of any Encumbrance. The Shares have been legally and validly issued are fully paid and nonassessable. Except pursuant to this Agreement, Mr. Ng has no agreement, arrangement, or understanding with respect to the Ng Shares or Mr. Ng’s ownership thereof.. Except pursuant to this Agreement, Ms. Leung has no agreement, arrangement, or understanding with respect to the Leung Shares or Ms. Leung’s ownership thereof..

SECTION 3.03  No Consents, Approvals, Violations or Breaches. Neither the execution and delivery of this Agreement by such Seller, nor the consummation by such Seller of the transactions contemplated hereby, will (i) require any consent, approval, authorization or permit of, or filing, registration or qualification with or prior notification to any Governmental Authority, any state or any political subdivision thereof applicable to such Seller, the Company or Nanning , (ii) violate any statute, Law, ordinance, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree or injunction or other Governmental Order applicable to such Seller, the Company or Nanning or any of such Seller’s properties or assets, or the properties or assets of the Company or Nanning, or (iii) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Seller, the Company or Nanning is a party or by which such Seller, the Company or Nanning or any of such Seller’s properties or assets or the properties or assets of the Company or Nanning may be bound.

SECTION 3.04  Full Disclosure. Such Seller is not aware of any facts pertaining to the Company or Nanning that affect adversely the Company or Nanning or which are likely in the future to affect the Company or Nanning adversely, except as specifically disclosed in this Agreement. No representation or warranty of such Seller in this Agreement or any statement or certificate furnished or to be furnished to the Buyer pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, including the 2006 Financial Statements contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

SECTION 3.05  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller, the Company or Nanning.

SECTION 3.06  2006 Financial Statements. The 2006 Financial Statements of the Company to be provided hereof shall have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended.

SECTION 3.07  Compliance with Laws. The Company and Nanning each are and have been in compliance in all material respects with all Laws, regulations, rules, orders, judgments, decrees and other requirements and policies, including Governmental Orders imposed by any Governmental Authority applicable to such entity, their respective properties or the operation of their respective businesses. Such Seller is and has been in compliance in all material respects with all Laws, regulations, rules, orders, judgments, decrees and other requirements and policies, including Governmental Orders imposed by any Governmental Authority applicable to such Seller and the Shares owned by such Seller.

SECTION 3.08  PRC Subsidiaries. The Company has no direct or indirect subsidiaries other than Nanning. The Company owns directly, all of the equity of Nanning free and clear of any Encumbrance, and all the issued and outstanding equity of Nanning is validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

SECTION 3.09  Additional Representations and Warranties Relating to Nanning.

(i)  All material consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of Nanning have been duly obtained from the relevant PRC governmental authorities and are in full force and effect.

(ii)  All filings and registrations with the PRC governmental authorities required in respect of each of Nanning and its operations including, without limitation, the registration with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau and customs authorities have been duly completed in accordance with the relevant PRC rules and regulations, except where, the failure to complete such filings and registrations does not, and would not, individually or in the aggregate, have a Material Adverse Effect.

(iii)  Nanning has complied with all relevant PRC laws and regulations regarding the contribution and payment of its registered share capital, the payment schedule of which has been approved by the relevant PRC governmental authorities. There are no outstanding rights of, or commitments made by the Company or Nanning to sell any equity interest in Nanning.

(iv)  Neither the Company nor Nanning is in receipt of any letter or notice from any relevant PRC governmental authority notifying it of revocation of any licenses or qualifications issued to it or any subsidy granted to it by any PRC governmental authority for non-compliance with the terms thereof or with applicable PRC laws, or the need for compliance or remedial actions in respect of the activities carried out by Nanning, except such revocation does not, and would not, individually or in the aggregate, have a Material Adverse Effect.

(v)  Nanning has conducted its business activities within the permitted scope of business or has otherwise operated its respective business in compliance with all relevant legal requirements and with all requisite licenses and approvals granted by competent PRC governmental authorities other than such non-compliance that do not, and would not, individually or in the aggregate, have a Material Adverse Effect. As to licenses, approvals and government grants and concessions requisite or material for the conduct of any part of the business of any PRC Subsidiary which is subject to periodic renewal, neither the Company nor Nanning has any knowledge of any grounds on which such requisite renewals will not be granted by the relevant PRC governmental authorities.

(vi)  With regard to employment and staff or labor, Nanning has complied with all applicable PRC laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like, other than such non-compliance that do not, and would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.10  Investment Intent. Each Seller is acquiring the shares of CWD Common Stock included in the Stock Consideration as principal for his or her own account for investment purposes only and not with a view to or for distributing or reselling such shares or any part thereof. Neither Seller has any agreement or understanding, directly or indirectly, with any Person to distribute any of the shares of CWD Common Stock included in the Stock Consideration.

SECTION 3.11   Seller Status. At the time such Seller was offered the shares of CWD Common Stock, he or she was, at the date hereof he or she is, and at the Stock Consideration Payment Date, he or she will be an “accredited investor” as defined in Rule 501(a) under the Securities Act and a “non-U.S. person” as defined in Rule 902 of Regulation S promulgated the Securities Act.

SECTION 3.12  Access to Information. Such Seller acknowledges that he or she has been afforded (i) the opportunity to ask such questions as he or she has deemed necessary of, and to receive answers from, representatives of the CWD concerning CWD and the merits and risks of acquiring the shares of CWD Common Stock included in the Stock Consideration; (ii) access to information about CWD and its financial condition, results of operations, business, properties, management and prospects sufficient to enable him or her to evaluate his or her investment; and (iii) the opportunity to obtain such additional information that CWD possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to his or her acquisition of the shares of CWD Common Stock included in the Stock Consideration.

SECTION 3.13  Restrictive Legend. Such Seller acknowledges that certificates evidencing the shares of CWD Common Stock included in the Stock Consideration will contain the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE BUYER AND CWD

As an inducement to the Sellers to enter into this Agreement, the Buyer and CWD hereby represent and warrant to the Sellers as follows:

SECTION 4.01  Organization and Authority of the Buyer and CWD. The Buyer is a company duly organized, validly existing, and in good standing under the laws of the British Virgin Islands and has all necessary corporate power and authority to execute, deliver, and perform this Agreement. CWD is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has all necessary corporate power and authority to execute, deliver, and perform this Agreement. The Buyer is a wholly-owned subsidiary of CWD. The execution, delivery, and performance of this Agreement has been duly authorized by all requisite action on the part of each of the Buyer and CWD. This Agreement shall have been duly executed and delivered by each of the Buyer and CWD, and (assuming due authorization, execution, and delivery by each other party hereto) constitutes a legal, valid, and binding obligation of each of the Buyer and CWD, enforceable against such entity in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles.

SECTION 4.02  No Conflict. The execution, delivery and performance of this Agreement by each of the Buyer and CWD do not and will not (a) violate, conflict with or result in the breach of any provision of the respective charter, bylaws, or similar organizational documents of the Buyer and CWD, (b) conflict with or violate any Law or Governmental Order applicable to the Buyer or CWD or require any consent, approval, authorization, or other order of, action by, filing with, or notification to any Governmental Authority, or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Buyer or CWD that would have a material adverse effect on the ability of the Buyer or CWD to consummate the transactions contemplated by this Agreement.

SECTION 4.03  Investment Purpose. The Buyer is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

SECTION 4.04  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer or CWD.

ARTICLE V

CONDITIONS TO CLOSING

SECTION 5.01  Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)  Representations, Warranties and Covenants. The representations and warranties of the Buyer and CWD contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the dated of the Closing and the Buyer and CWD shall each have performed all obligations under this Agreement required to be performed by it as of the Closing;

(b)  No Proceeding or Litigation. No Action. shall have been commenced by or before any Governmental Authority against any Seller, Nanning, the Company, CWD or the Buyer, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement that, in the reasonable, good faith determination of the Sellers, is likely to render it impossible or unlawful to consummate such transactions.

SECTION 5.02  Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)  Representations, Warranties, and Covenants. The representations and warranties of each of the Sellers contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made as of the Closing and the Seller and the Company shall have performed all obligations under this Agreement required to be performed by it as of the Closing.

(b)  No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against any Seller, Nanning, the Company, CWD or the Buyer, seeking to restrain or materially and adversely alter the transactions contemplated hereby which the Buyer believes, in its reasonable, good faith determination, is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or that could have a Material Adverse Effect.

(c)  Consents and Approvals. The Buyer, Nanning, the Company, CWD and the Sellers shall have received or made, each in form and substance satisfactory to the Buyer in its reasonable, good faith determination all required filings and approvals from all Government Authorities and notices to or required consents of any other third parties that the Buyer shall deem appropriate for the consummation of the transactions contemplated by this Agreement.

(d)  Resignations. The Buyer shall have received the resignations, effective as of the Closing, of all the directors and officers of the Company and Nanning, except for such persons as Buyer shall have designated, and such persons as Buyer shall have designated shall have been elected as directors and officers of the Company and Nanning, to be effective as of the Closing.

(e)  Organizational Documents. The Buyer shall have received a copy of (i) the Memorandum and Articles of Association, as amended (or similar organizational documents), of each of the Company and Nanning and accompanied by a certificate of the Secretary or Assistant Secretary of such entity, dated as of the dated of the Closing, stating that no amendments have been made to such Memorandum and Articles of Association (or similar organizational documents) since such date, and (ii) the Bye-laws (or similar organizational documents) of each of the Company and Nanning, certified by the Secretary or Assistant Secretary of such entity;

(f)  Minute Books. The Buyer shall have received a copy of the minute books and stock registers of the Company and Nanning, certified by a Secretary or Assistant Secretary of the Company and Nanning as of the date of the Closing;

SECTION 5.03  No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect.

ARTICLE VI

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

SECTION 6.01  Survival. All representations, warranties, covenants and obligations of each party to this Agreement shall, without regard to the death or dissolution of any party to this Agreement, survive the dated of the Closing and remain in full force and effect for an unlimited period of time.

SECTION 6.02  Indemnification by Sellers. The Sellers, jointly and severally, shall indemnify and hold harmless the Buyer, CWD and any Affiliate, successor or assign of the Buyer, or CWD (each an “Indemnitee”), from and against, and shall compensate and reimburse each of the Indemnitees for, any damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such damages relate to any third party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with any breach of any of the representations or warranties made by any Seller in this Agreement or any breach of any covenant or obligation of any Seller in this Agreement.

SECTION 6.03  Indemnification By Buyer and CWD. The Buyer and CWD shall jointly and severally indemnify and hold harmless the Sellers from and against, and shall compensate and reimburse the Sellers for, any damages that are directly or indirectly suffered or incurred by the Sellers or to which the Sellers may otherwise become subject at any time (regardless of whether or not such damages relate to any third party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with any breach of any representation or warranty made by the Buyer or CWD in this Agreement or any breach of any covenant or obligation of the Buyer or CWD in this Agreement. The maximum liability of the Buyer and CWD for any and all claims for indemnification made pursuant to this Agreement shall not exceed the Purchase Price.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01  Expenses. Each of the parties shall bear its own expenses incurred in conjunction with the Closing hereunder.

SECTION 7.02  Further Assurances. From time to time, at the request of the Buyer and without further consideration, the Sellers shall transfer all other documents in relation to the Shares, the Company and Nanning

SECTION 7.03  Parties in Interest. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the heirs, beneficiaries, representatives, successors, and assigns of the parties hereto.

SECTION 7.04  Prior Agreements; Amendments. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.

SECTION 7.05  Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

SECTION 7.06  Confidentiality. Each party hereby agrees that all information provided by the other party and identified as "confidential" will be treated as such, and the receiving party shall not make any use of such information other than with respect to this Agreement. If the Agreement shall be terminated, each party shall return to the other all such confidential information in their possession, or will certify to the other party that all of such confidential information that has not been returned has been destroyed.

SECTION 7.07  Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) to the parties at their address specified herein, with a copy sent as follows:

If to the Sellers:
19, Ke Yuan Xi Shi Road,
Nanning City,
Guangxi Province, PRC

If to the Buyer or CWD:
17, J Avenue, Yijing Garden,
Aiguo Road, Louhu District,
Shenzhen City, PRC

SECTION 7.08  Effect. In the event any portion of this Agreement is deemed to be null and void under any state or federal law, all other portions and provisions not deemed void or voidable shall be given full force and effect.

SECTION 7.09  Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Buyer and the Sellers on the date first above written.

SELLERS:	BUYER:
Shareholders of Pilpol (HK) Biological Limited	Fine Lake International Limited

/s/ Peter Ng
Peter Ng

/s/ Connie Leung	By: /s/ Xu Hong Bin
Connie Leung	Name: Xu Hong Bin
Title: Director

China Water and Drinks Inc.

By: /s/ Xu Hong Bin
Name: Xu Hong Bin
Title: Director